Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

(as amended and restated)

This AGREEMENT AND PLAN OF MERGER, as amended and restated as of July 24, 2006 (this “Agreement”), is by and among Science Applications International Corporation, a Delaware corporation (“Old SAIC”), SAIC, Inc., a Delaware corporation and a wholly-owned subsidiary of Old SAIC (“New SAIC”), and SAIC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of New SAIC (“SAIC MergerSub”).

RECITALS

A. The respective boards of directors of Old SAIC, New SAIC and SAIC MergerSub have determined that it is advisable and in the best interests of each corporation that SAIC MergerSub merge with and into Old SAIC (the “Merger”) upon the terms and subject to the conditions of this Agreement. As a result of the Merger, Old SAIC will become a wholly owned subsidiary of New SAIC and the separate existence of SAIC MergerSub will cease.

B. The respective boards of directors of Old SAIC, New SAIC and SAIC MergerSub, by resolutions duly adopted, have authorized, approved and adopted this Agreement. The Board of Directors of Old SAIC resolved that this Agreement will be submitted to the stockholders of Old SAIC at a special meeting of stockholders. The respective stockholders of New SAIC and SAIC MergerSub will also adopt this Agreement.

C. The parties intend by this Agreement to effect a “reorganization” under Sections 351 and/or 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, Old SAIC, New SAIC and SAIC MergerSub hereby agree as follows.

ARTICLE I

THE MERGER

1.1 The Merger.    Upon the terms and subject to the conditions of this Agreement, and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”), SAIC MergerSub will merge with and into Old SAIC upon the Effective Time, as defined in this Agreement. Old SAIC will be the surviving corporation in the Merger (the “Surviving Corporation”). Upon the Effective Time, the separate existence of SAIC MergerSub will cease, and the Surviving Corporation will succeed to all of the rights and property of SAIC MergerSub, and will be subject to all of the debts and liabilities of SAIC MergerSub, as provided for in Section 259 of the DGCL. On and after the Effective Time, the Surviving Corporation will carry on its business with the assets of SAIC MergerSub, as well as with the assets of the Surviving Corporation.

1.2 Effective Time.    As soon as practicable following the satisfaction or waiver of the conditions set forth in Article III, the Merger will be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger will become effective when the Certificate of Merger is filed or such later time as is set forth in the Certificate of Merger. The time when the Merger becomes effective is called the “Effective Time.”

1.3 Certificate of Incorporation and Bylaws.    The Certificate of Incorporation and the Bylaws of Old SAIC in effect at the Effective Time will be the Certificate of Incorporation and Bylaws of the Surviving Corporation and will remain in effect until changed or amended as provided therein or by applicable law. The name of the Surviving Corporation will be Science Applications International Corporation.

1.4 Tax Treatment of Merger.    The parties agree to treat the Merger for U.S. federal income tax purposes as a tax-free reorganization under Sections 351 and/or 368 of the Code.

ARTICLE II

EFFECT ON CAPITAL STOCK AND EMPLOYEE BENEFIT PLANS

2.1 Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Old SAIC, New SAIC or SAIC MergerSub, or the stockholders, as applicable, of such entities:

(a)	(i) Each share of Old SAIC class A common stock, par value $0.01 per share, issued and outstanding immediately before the Effective Time will convert into the right to receive in the aggregate two shares of New SAIC Class A preferred stock, par value $0.0001 per share (the “New SAIC Class A Preferred Shares”); and (ii) each share of Old SAIC class B common stock, par value $0.05 per share, issued and outstanding immediately before the Effective Time will, subject to the exercise of appraisal rights as set forth in Section 2.4 below, convert into the right to receive in the aggregate forty New SAIC Class A Preferred Shares. The New SAIC Class A Preferred Shares receivable by each holder as a result of such conversions will be divided among (A) shares of New SAIC series A-1 preferred stock; (B) shares of New SAIC series A-2 preferred stock; (C) shares of New SAIC series A-3 preferred stock; and (D) shares of New SAIC series A-4 preferred stock, on the following basis:

(a)	20% will be series A-1 shares;

(b)	20% will be series A-2 shares;

(c)	30% will be series A-3 shares; and

(d)	30% will be series A-4 shares.

As of the Effective Time, all shares of Old SAIC class A common stock and Old SAIC class B common stock will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate representing any such shares of Old SAIC class A common stock or Old SAIC class B common stock will cease to have any rights with respect thereto, except the right to receive the New SAIC Class A Preferred Shares to be issued in consideration therefor, subject to the exercise of appraisal rights as set forth in Section 2.4 below, and the right to receive any dividend declared and payable with respect to Old SAIC class A common stock and class B common stock held on the record date for such dividend.

(b)	Each share of SAIC MergerSub common stock outstanding immediately before the Effective Time will convert into one share of class A common stock, par value $0.01 per share, of the Surviving Corporation.

2.2 Options or Other Rights.    Each option or other right to purchase or otherwise acquire shares of Old SAIC class A common stock granted and outstanding pursuant to Old SAIC’s stock incentive or other plans immediately before the Effective Time will convert into an option or right to acquire shares of New SAIC Class A Preferred Shares. The number of New SAIC Class A Preferred Shares to be received by each holder pursuant to such option or other right shall be divided among the four series of New SAIC Class A Preferred Shares in the manner set forth in Section 2.1(a). From and after the Effective Time, New SAIC shall have all administrative authority with respect to such stock incentive or other plans to the extent that Old SAIC had such authority immediately prior to the Effective Time.

2.3 Stock Certificates.    Following the Effective Time, each holder of a certificate or certificates formerly representing outstanding shares of Old SAIC class A common stock or class B common stock shall surrender the same to New SAIC or its transfer agent for cancellation. Upon surrender of such certificate or certificates, the holder thereof shall be entitled to receive in exchange therefor a number of shares of a series of New SAIC Class A Preferred Shares as determined pursuant to Section 2.1(a). Until so surrendered, subject to Section 2.5, each certificate which prior to the Effective Time represented shares of Old SAIC common stock shall be deemed for all purposes to represent ownership of the number of New SAIC Class A Preferred Shares determined under Section 2.1(a) as though such surrender had taken place. To the fullest extent authorized by law, all instructions, owners and notices recorded on Old SAIC’s stock ledger in respect of shares of Old SAIC’s common stock, whether certificated or uncertificated, will be recorded on the stock ledger of New SAIC in respect of such New SAIC Class A Preferred Shares. New SAIC Class A Preferred Shares issued pursuant to the Merger will be reflected on the stock ledger of New SAIC as uncertificated shares, except to the extent New SAIC determines that it will deliver a certificate or certificates therefor.

2.4 Appraisal Rights.    Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, any shares of Old SAIC class B common stock outstanding immediately prior to the Effective Time that are held by a stockholder who has neither voted in favor of the Merger nor consented thereto in writing and who has demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Class B Dissenting Shares”) will not be converted into, or represent the right to receive, the New SAIC Class A Preferred Shares. Such stockholders will be entitled to receive payment of the appraised value of Class B Dissenting Shares held by them in accordance with the provisions of such Section 262, except that all Class B Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Class B Dissenting Shares under such Section 262 will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the New SAIC Class A Preferred Shares. Notwithstanding anything to the contrary contained in this Section 2.4, if the Merger is terminated or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Class B Dissenting Shares pursuant to Section 262 of the DGCL will cease.

2.5 Dividends and Distributions.    No dividends or other distributions with respect to New SAIC Class A Preferred Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Old SAIC stock certificate with respect to the New SAIC Class A Preferred Shares to be received in respect thereof pursuant to the Merger until the surrender of such certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the person receiving New SAIC Class A Preferred Shares pursuant to the Merger, without interest, (i) at the time of such surrender, the proportionate amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the whole New SAIC Class A Preferred Shares received by the person pursuant to the Merger, and (ii) at the appropriate payment date, the proportionate amount of any dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such New SAIC Class A Preferred Shares.

2.6 Covenant to Contribute Capital.    Upon the Effective Time, each issued and outstanding share of common stock of New SAIC that is owned by Old SAIC immediately prior to the Effective Time will be returned to New SAIC as a contribution to capital.

ARTICLE III

CONDITIONS TO CONSUMMATION OF THE MERGER

3.1 Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

(a)	this Agreement shall have been duly adopted by the requisite vote of the stockholders of Old SAIC and SAIC Merger Sub;

(b)	New SAIC shall have amended its Certificate of Incorporation to read substantially in the form attached hereto as Exhibit A;

(c)	New SAIC shall have amended its Bylaws to read substantially in the form attached hereto as Exhibit B;

(d)	The members of the Board of Directors, members of the committees of the Board of Directors and the executive officers of Old SAIC in office immediately prior to Effective Time, including any persons elected or appointed after the date of this Agreement, shall be elected or appointed to serve as the members of the Board of Directors, members of committees of the Board of Directors and the executive officers, respectively, of New SAIC, from and after the Effective Time in accordance with the bylaws of New SAIC, except for such persons who resign or leave Old SAIC, if any, prior to the Effective Time;

(e)	the registration statement on Form S-4 and any post-effective amendment thereto filed with the Securities and Exchange Commission (“SEC”) by New SAIC in connection with the Merger shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), and shall not be the subject of any stop order or proceeding seeking a stop order;

(f)	the registration statement on Form S-1 filed with the SEC by New SAIC in connection with the registration of New SAIC common stock shall become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order, and the Board of Directors or a designated committee of the Board of Directors of Old SAIC shall have determined, in its sole discretion, that the sale of such stock will be successfully completed promptly after the completion of the Merger;

(g)	no statute, rule, regulation, executive order, decree, injunction or other order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of prohibiting the consummation of the Merger; and

(h)	Old SAIC shall have received all governmental approvals and third-party consents required to be obtained by Old SAIC or its subsidiaries in connection with the Merger, except where the failure to obtain such approvals or consents would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Old SAIC and its subsidiaries taken as a whole.

ARTICLE IV

TERMINATION

4.1 Termination of Agreement.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of Old SAIC or SAIC MergerSub, by either (i) the mutual written consent of the Board of Directors of Old SAIC, the Board of Directors of New SAIC and the Board of Directors of SAIC MergerSub, or (ii) the Board of Directors of Old SAIC in its sole discretion.

4.2 Effect of Termination and Abandonment.    In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article IV, this Agreement shall forthwith become null and void and have no effect, and no party hereto shall have any liability or further obligation to any other party to this Agreement.

ARTICLE V

MISCELLANEOUS

5.1 Further Assurances.    Each of Old SAIC, New SAIC and SAIC MergerSub shall use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the DGCL. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the Surviving Corporation, Old SAIC, New SAIC, SAIC MergerSub and their respective officers or other authorized persons are authorized to take any such necessary or desirable actions.

5.2 Amendment.    This Agreement may be amended by the parties hereto at any time before or after adoption of the Agreement by the stockholders of Old SAIC or SAIC MergerSub, but after such stockholder approval, no amendment shall be made which by law requires the further approval of such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

5.3 Entire Agreement; Assignment.    This Agreement and the exhibits and any documents delivered by the parties in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties.

5.4 Governing Law.    This Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

5.5 Parties in Interest.    Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

5.6 Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officers thereunto duly authorized.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, a Delaware corporation

By:	/s/ DOUGLAS E. SCOTT

Name:	Douglas E. Scott

Title:	Senior Vice President, General Counsel and Secretary

SAIC, INC., a Delaware corporation

By:	/s/ DOUGLAS E. SCOTT

Name:	Douglas E. Scott

Title:	Senior Vice President, General Counsel and Secretary

SAIC MERGER SUB, INC., a Delaware corporation

By:	/s/ DOUGLAS E. SCOTT

Name:	Douglas E. Scott

Title:	Secretary